Exhibit 99.1

ALJ REGIONAL HOLDINGS, INC. ANNOUNCES EARNINGS FOR THE SECOND QUARTER ENDED MARCH 31, 2019

NEW YORK, NY, May 13, 2019 – ALJ Regional Holdings, Inc. (NASDAQ: ALJJ) (“ALJ”) announced results today for its second quarter ended March 31, 2019.

ALJ is a holding company, whose primary assets are its subsidiaries Faneuil, Inc. (“Faneuil”), Floors-N-More, LLC, d/b/a Carpets N' More (“Carpets”), and Phoenix Color Corp. (“Phoenix”).  Faneuil is a leading provider of call center services, back office operations, staffing services, and toll collection services to commercial and governmental clients across the United States. Carpets is one of the largest floor covering retailers in Las Vegas, Nevada, and a provider of multiple products for the commercial, retail and home builder markets including all types of flooring, countertops, and cabinets.  Phoenix is a leading manufacturer of book components, educational materials and related products producing value-added components, heavily illustrated books and specialty commercial products using a broad spectrum of materials and decorative technologies.

Investment Highlights – Three and Six Months Ended March 31, 2019

Consolidated Results for ALJ

•

ALJ recognized consolidated net revenue of $88.0 million for the three months ended March 31, 2019, a decrease of $7.1 million, or 7.5%, compared to $95.1 million for the three months ended March 31, 2018.  The decrease was primarily driven by lower sales volumes in cabinets, flooring, and countertops at Carpets, offset somewhat by Component sales at Phoenix.  ALJ recognized consolidated net revenue of $93.8 million for the three months ended December 31, 2018.

•

ALJ recognized net income of $0.4 million and income per share of $0.01 (diluted) for the three months ended March 31, 2019, compared to net loss of $0.3 million and loss per share of $0.01 (diluted) for the three months ended March 31, 2018.  Decreased net revenue was offset by reduced selling, general and administrative expenses that reflect the completion of combining manufacturing facilities at Phoenix and process improvements and cost reductions at Carpets.  ALJ recognized net income of $0.7 million and income per share of $0.02 (diluted) for the three months ended December 31, 2018.

•

ALJ recognized adjusted EBITDA of $8.7 million for the three months ended March 31, 2019, an increase of $1.1 million, or 15.1%, compared to $7.6 million for the three months ended March 31, 2018.  The increase was driven by process improvements and cost reductions at Carpets, and higher sales and lower operational expenses at Phoenix.  ALJ recognized adjusted EBITDA of $8.6 million for the three months ended December 31, 2018.

•

ALJ recognized consolidated net revenue of $181.8 million for the six months ended March 31, 2019, a decrease of $8.3 million, or 4.4%, compared to $190.1 million for the six months ended March 31, 2018.  The decrease was driven by lower sales volumes in cabinets, flooring, and countertops at Carpets, offset somewhat by new customer contracts at Faneuil.

•

ALJ recognized net income of $1.1 million and income per share of $0.03 (diluted) for the six months ended March 31, 2019, compared to net loss of $5.7 million and loss per share of $0.15 (diluted) for the six months ended March 31, 2018.  Decreased net revenue was offset by reduced selling, general and administrative expenses that reflect the completion of combining manufacturing facilities at Phoenix, new customer contracts and lower legal expenses at Faneuil, and process improvements and cost reductions at Carpets, and decreased provision for income taxes to reflect a one-time, non-cash deferred income tax expense of $4.1 million as a result of the Tax Cuts and Jobs Act of 2017 recorded during the six months ended March 31, 2018.  Excluding such deferred income tax expense, ALJ recognized net loss of $1.6 million and loss per share of $0.04 (diluted) for the six months ended March 31, 2018.

•	ALJ recognized adjusted EBITDA of $17.3 million for the six months ended March 31, 2019, an increase of $3.2 million, or 22.3%, compared to $14.2 million for the six months ended March 31,

2018. The increase was driven by process improvements and cost reductions at Carpets, and new customer contracts and lower legal expenses at Faneuil.
•

ALJ estimates consolidated net revenue for the three months ending June 30, 2019 to be in the range of $81.0 million to $89.9 million, compared to $89.7 million for the three months ended June 30, 2018.

Jess Ravich, Executive Chairman of ALJ, said, “Second quarter adjusted EBITDA was above prior year mainly due to increased volume at Phoenix for Components.  ALJ continues to invest in and support its core business segments, Phoenix and Faneuil, for long-term growth.  In this regard, Faneuil is in the final stages of completing its three call center buildout program.  Faneuil expects new customer contract ramp ups to occur during the last six months of calendar 2019.  Total backlog for Faneuil as of March 31, 2019 was $403.4 million compared to $254.4 million at March 31, 2018, which is indicative of Faneuil’s large new contracts.  Adjusted EBITDA margin improved to 9.5% for the six months ended March 31, 2019 compared 7.5% for the six months ended March 31, 2018.  Adjusted EBITDA margin improved to 10.0% for the trailing 12 months ended March 31, 2019 compared 8.4% for the trailing 12 months ended March 31, 2018.”

	Three Months Ended March 31,
Amounts in thousands, except per share amounts	2019	2018	$ Change	% Change
	(unaudited)	(unaudited)
Net revenue	$87,996	$95,105	$(7,109)	(7.5%)
Costs and expenses:
Cost of revenue	67,739	74,239	(6,500)	(8.8%)
Selling, general and administrative expense	17,007	18,822	(1,815)	(9.6%)
Disposal of assets and other gain	—	(25)	25	NM
Total operating expenses	84,746	93,036	(8,290)	(8.9%)
Operating income	3,250	2,069	1,181	57.1%
Other expense:
Interest expense, net	(2,625)	(2,793)	(168)	(6.0%)
Total other expense	(2,625)	(2,793)	(168)	(6.0%)
Income (loss) before income taxes	625	(724)	1,349	NM
(Provision) benefit for income taxes	(202)	384	(586)	NM
Net income (loss)	$423	$(340)	$763	NM
Basic earnings (loss) per share of common stock	$0.01	$(0.01)	$0.02
Diluted earnings (loss) per share of common stock	$0.01	$(0.01)	$0.02
Weighted average shares of common stock outstanding:
Basic	38,026	37,911
Diluted	38,076	37,911

NM - Not Meaningful

	Six Months Ended March 31,
Amounts in thousands, except per share amounts	2019	2018	$ Change	% Change
	(unaudited)	(unaudited)
Net revenue	$181,780	$190,059	$(8,279)	(4.4%)
Costs and expenses:
Cost of revenue	140,566	149,149	(8,583)	(5.8%)
Selling, general and administrative expense	34,473	38,360	(3,887)	(10.1%)
Disposal of assets and other gain	(223)	(232)	9	NM
Total operating expenses	174,816	187,277	(12,461)	(6.7%)
Operating income	6,964	2,782	4,182	150.3%
Other expense:
Interest expense, net	(5,340)	(5,453)	(113)	(2.1%)
Total other expense	(5,340)	(5,453)	(113)	(2.1%)
Income (loss) before income taxes	1,624	(2,671)	4,295	NM
Provision for income taxes	(490)	(2,987)	2,497	NM
Net income (loss)	$1,134	$(5,658)	$6,792	NM
Basic earnings (loss) per share of common stock	$0.03	$(0.15)	$0.18
Diluted earnings (loss) per share of common stock	$0.03	$(0.15)	$0.18
Weighted average shares of common stock outstanding:
Basic	38,037	37,742
Diluted	38,087	37,742

NM - Not Meaningful

Results for Faneuil

Anna Van Buren, CEO of Faneuil, stated, “During the second quarter Faneuil announced the award of a contract with the Metro Express Lanes to provide customer service and operations for its ExpressLanes program, an eight-year contract with six additional option years at an estimated $169.0 million value. In addition, contracts were signed for three new healthcare clients and two travel and entertainment clients.  Our utilities division also experienced success with the extension of a large utility client and the award of a new contract for utility services in Florida.  Our focus during the second quarter has been investments in talent and infrastructure for implementation of these contracts.”

Faneuil recognized net revenue of $46.6 million for the three months ended March 31, 2019 compared to $48.0 million for the three months ended March 31, 2018.  Net revenue decreased $1.4 million, or 2.8%.  Faneuil recognized net revenue of $55.2 million for the three months ended December 31, 2018.  Historically, Faneuil’s December quarter has been the largest revenue quarter of the year.

Faneuil segment adjusted EBITDA was $2.8 million for the three months ended March 31, 2019 compared to $2.9 million for the three months ended March 31, 2018.  Faneuil segment adjusted EBITDA was $4.9 million for the three months ended December 31, 2018.

Faneuil recognized net revenue of $101.8 million for the six months ended March 31, 2019 compared to $99.4 million for the six months ended March 31, 2018.  Net revenue increased $2.4 million, or 2.4%, due to new customer contract awards.

Faneuil segment adjusted EBITDA was $7.7 million for the six months ended March 31, 2019 compared to $6.6 million for the six months ended March 31, 2018.  Segment adjusted EBITDA increased $1.1 million due to new customer contract awards and lower legal expenses.

Faneuil estimates its net revenue for the three months ending June 30, 2019 to be in the range of $46.3 million to $51.4 million, compared to $43.9 million for the three months ended June 30, 2018.

Faneuil’s contract backlog expected to be realized within the next twelve months as of March 31, 2019 was $167.6 million compared to $98.4 million as of March 31, 2018 and $158.1 million as of December 31, 2018.  Faneuil’s total contract backlog as of March 31, 2019 was $403.4 million as compared to $254.4 million as of March 31, 2018 and $301.4 million as of December 31, 2018.

Results for Carpets

Steve Chesin, CEO of Carpets stated, “We continue to show improved results versus prior year with a focus on lowering overall operating costs while providing superior quality and service in the marketplace.  Our decision to exit or reduce certain non-profitable business lines has had the desired effect of increasing our bottom line.”

Carpets recognized net revenue of $12.1 million for the three months ended March 31, 2019 compared to $18.7 million for the three months ended March 31, 2018.  Net revenue decreased $6.6 million, or 35.3%, which was primarily attributable to lower sales volumes from cabinets, flooring, and countertops.  Carpets recognized net revenue of $12.4 million for the three months ended December 31, 2018.

Carpets recognized segment adjusted EBITDA of $0.3 million for the three months ended March 31, 2019 compared to segment adjusted EBITDA loss of ($0.2) million for the three months ended March 31, 2018. Segment adjusted EBITDA increased by $0.5 million due to process improvements and cost reductions.  Carpets recognized segment adjusted EBITDA of $0.2 million for the three months ended December 31, 2018.

Carpets recognized net revenue of $24.5 million for the six months ended March 31, 2019 compared to $35.3 million for the three months ended March 31, 2018.  Net revenue decreased $10.9 million, or 30.8%, which was primarily attributable to lower sales volumes from cabinets, flooring, and countertops.

Carpets recognized segment adjusted EBITDA of $0.4 million for the six months ended March 31, 2019 compared to segment adjusted EBITDA loss of ($1.0) million for the six months ended March 31, 2018. Segment adjusted EBITDA increased by $1.4 million due to process improvements and cost reductions.

Carpets estimates its net revenue for the three months ending June 30, 2019 to be in the range of $11.0 million to $12.2 million, compared to $18.0 million for the three months ended June 30, 2018.

Carpets’ total backlog as of March 31, 2019 was $11.4 million, all of which is expected to be fully realized within the next 12 months, compared to $16.8 million as of March 31, 2018 and $11.6 million as of December 31, 2018.

Results for Phoenix

Marc Reisch, CEO of Phoenix, stated, "The three percent increase in our second quarter revenues was due to strong components and book sales versus prior year, offset in part by planned lower packaging sales. Segment adjusted EBITDA of $6.3 million was up 16.0% versus prior year driven by the increase in components and book sales, and the continuing benefit of significantly lower selling, general and administrative expenses.”

Phoenix recognized net revenue of $29.3 million for the three months ended March 31, 2019 compared to $28.5 million for the three months ended March 31, 2018. Net revenue increased $0.9 million, or 3.0%.  Phoenix recognized net revenue of $26.2 million for the three months ended December 31, 2018.

Phoenix segment adjusted EBITDA was $6.3 million for the three months ended March 31, 2019 compared to $5.5 million for the three months ended March 31, 2018.  Phoenix recognized segment adjusted EBITDA of $4.2 million for the three months ended December 31, 2018.

Phoenix recognized net revenue of $55.5 million for the six months ended March 31, 2019 compared to $55.3 million for the three months ended March 31, 2018. Net revenue increased $0.2 million, or 0.4%.

Phoenix segment adjusted EBITDA was $10.6 million for the six months ended March 31, 2019 compared to $9.6 million for the six months ended March 31, 2018.  Segment adjusted EBITDA increased $0.9 million due improved operational efficiencies and costs reductions.

Phoenix estimates its net revenue for the three months ending June 30, 2019 to be in the range of $23.7 million to $26.3 million as compared to $27.8 million for the three months ended June 30, 2018.

Phoenix contract backlog expected to be realized within the next twelve months as of March 31, 2019 was $69.5 million compared to $70.2 million as of March 31, 2018 and $70.8 million as of December 31, 2018.  Phoenix’s total contract backlog as of March 31, 2019 was $146.9 million as compared to $175.7 million as of March 31, 2018 and $165.6 million as of December 31, 2018.

Non-GAAP Financial Measures

In our earnings releases, prepared remarks, conference calls, presentations, and webcasts, we may present certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release because management believes they present information regarding ALJ that is useful to investors. The non-GAAP financial measures presented should not be considered in isolation from, or as a substitute for, the comparable GAAP financial measure.

We present adjusted EBITDA because we believe it is frequently used by analysts, investors and other interested parties in the evaluation of our company.  ALJ defines adjusted EBITDA as net income (loss) before depreciation and amortization, interest expense, litigation loss, restructuring expenses, lease payments in anticipation of facility shutdown, loan amendment fees, stock-based compensation, acquisition-related expenses, disposal of fixed assets and other gain, provision for income taxes, and other non-recurring items.  Adjusted EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.  Below are reconciliations of our net income (loss), the most directly comparable GAAP measure, to consolidated adjusted EBITDA:

	Three Months Ended March 31,
Amounts in thousands	2019	2018	$ Change	% Change
	(unaudited)	(unaudited)
Net income (loss)	$423	$(340)	$763	224.4%
Depreciation and amortization	4,837	4,850	(13)	(0.3%)
Interest expense	2,625	2,793	(168)	(6.0%)
Lease payments in anticipation of facility shutdown	188	—	188	—
Stock-based compensation	186	270	(84)	(31.1%)
Restructuring expenses	144	430	(286)	(66.5%)
Loan amendment fees	136	—	136	—
Disposal of assets and other gain	—	(25)	25	NM
Provision (benefit) for income taxes	202	(384)	586	NM
Consolidated Adjusted EBITDA	$8,741	$7,594	$1,147	15.1%

NM - Not Meaningful

	Six Months Ended March 31,
Amounts in thousands	2019	2018	$ Change	% Change
	(unaudited)	(unaudited)
Net income (loss)	$1,134	$(5,658)	$6,792	120.0%
Depreciation and amortization	9,283	9,683	(400)	(4.1%)
Interest expense	5,340	5,453	(113)	(2.1%)
Lease payments in anticipation of facility shutdown	374	—	374	—
Stock-based compensation	371	563	(192)	(34.1%)
Loan amendment fees	337	—	337	—
Restructuring expenses	229	1,263	(1,034)	(81.9%)
Acquisition-related expenses	12	123	(111)	(90.2%)
Disposal of assets and other gain	(223)	(232)	9	NM
Provision for income taxes	490	2,987	(2,497)	(83.6%)
Consolidated Adjusted EBITDA	$17,347	$14,182	3,165	22.3%

NM - Not Meaningful

Supplemental Consolidated Financial Information - Segment Net Revenue, Segment Adjusted EBITDA, and Debt

	Three Months Ended March 31,
Amounts in thousands	2019	2018	$ Change	% Change
	(unaudited)	(unaudited)
Segment Net Revenue
Faneuil	$46,590	$47,953	$(1,363)	(2.8%)
Carpets	12,088	18,691	(6,603)	(35.3%)
Phoenix Color	29,318	28,461	857	3.0%
Total Segment Net Revenue	$87,996	$95,105	$(7,109)	(7.5%)

	Three Months Ended March 31,
Amounts in thousands	2019	2018	$ Change	% Change
	(unaudited)	(unaudited)
Segment Adjusted EBITDA
Faneuil	$2,793	$2,915	$(122)	(4.2%)
Carpets	272	(240)	512	213.3%
Phoenix Color	6,335	5,459	876	16.0%
Corporate	(659)	(540)	(119)	(22.0%)
Total Segment Adjusted EBITDA	$8,741	$7,594	$1,147	15.1%

	Six Months Ended March 31,
Amounts in thousands	2019	2018	$ Change	% Change
	(unaudited)	(unaudited)
Segment Net Revenue
Faneuil	$101,792	$99,427	$2,365	2.4%
Carpets	24,450	35,341	(10,891)	(30.8%)
Phoenix Color	55,538	55,291	247	0.4%
Total Segment Net Revenue	$181,780	$190,059	$(8,279)	(4.4%)

	Six Months Ended March 31,
Amounts in thousands	2019	2018	$ Change	% Change
	(unaudited)	(unaudited)
Segment Adjusted EBITDA
Faneuil	$7,739	$6,625	$1,114	16.8%
Carpets	432	(966)	1,398	144.7%
Phoenix Color	10,556	9,619	937	9.7%
Corporate	(1,380)	(1,096)	(284)	(25.9%)
Total Segment Adjusted EBITDA	$17,347	$14,182	$3,165	22.3%

As of March 31, 2019, and September 30, 2018, consolidated debt and consolidated net debt were comprised of the following (exclusive of deferred financing costs):

	March 31,	September 30,
Amounts in thousands	2019	2018
	(unaudited)
Term loan payable	$85,182	$84,974
Line of credit	10,500	8,739
Equipment financing agreement	3,744	—
Capital leases	5,753	7,336
Total debt	105,179	101,049

Cash	7,541	2,000
Net debt	$97,638	$99,049

Most of the increased borrowings under our line of credit in the recent quarter was in connection with the building out of three additional call centers for Faneuil.

As of March 31, 2019, ALJ was in compliance with all debt covenants.

	Financial Covenants Comparison
	March 31, 2019
	(actual)	(required)
Leverage Ratio	2.91	< 3.50
Fixed Charges Ratio	1.40	> 1.05

About ALJ Regional Holdings, Inc.

ALJ Regional Holdings, Inc. is the parent company of (i) Faneuil, Inc., a leading provider of outsourcing and co-sourced services to both commercial and government entities in the healthcare, utility, retail, toll and transportation industries, (ii) Floors-N-More, LLC, d/b/a Carpets N' More, one of the largest floor covering retailers in Las Vegas and a provider of multiple finishing products for commercial, retail and home builder markets including all types of flooring, countertops, and cabinets, and (iii) Phoenix Color Corp., a leading manufacturer of book components, educational materials and related products producing value-added components, heavily illustrated books and specialty commercial products using a broad spectrum of materials and decorative technologies.

Forward-Looking Statements

ALJ’s second quarter ended March 31, 2019 earnings release and related communications contain forward-looking statements within the meaning of federal securities laws. Such statements include information regarding our expectations, goals or intentions regarding the future, including but not limited to statements about our financial projections and business growth, expected new customer contract awards and additional volume from existing customers for Faneuil, the impact of planned investments in technology and resources for Faneuil, process improvements and cost reductions implemented by Carpets, the planned volume reductions in packaging by Phoenix, any implication that any of the Company’s subsidiaries’ backlog is indicative of future operating results, and other statements including the words "will" and "expect" and similar expressions.  You should not place undue reliance on these statements, as they involve certain risks and uncertainties, and actual results or performance may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially are discussed in our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission and available through EDGAR on the SEC’s website at www.sec.gov.  All forward-looking statements in this release are made as of the date hereof and we assume no obligation to update any forward-looking statement.